Exhibit 24(b)(8.125)
First Amendment to the Selling and Services Agreement and Participation Agreement

This First Amendment (the “Amendment”) dated as of December 1, 2010, by and between ING
Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLC (“ING
Institutional”), ING Financial Advisers, LLC (“ING Financial”) (collectively “ING”), and Nuveen
Investments, LLC (“Distributor”), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by the Distributor (each a “Fund” and collectively the
“Funds”), is made to the Selling and Services Agreement and Fund Participation Agreement dated as of
September 11, 2007 (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional to the Agreement, it being understood that the Agreement applies only to that portion of ING Institutional’s business which trades through ING
National Trust; and

WHEREAS, the parties wish to amend certain other provisons of the Agreement, as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.		ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and ING
Financial.

2.		Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

	2.	Omnibus Account.

The parties agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the Nominee, may be maintained (each an “Account” and collectively the “Accounts”). One Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which
ING Institutional shall provide various recordkeeping and other administrative services.
Alternatively, one Account may be maintained in connection with Plans for which both
ING Life and ING Institutional shall provide such recordkeeping and administrative services. A third Account held in the name of ING Life shall be maintained for those
Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the
Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.		Sections 5 and 6 of the Agreement are hereby deleted in their entirety and replaced with the following:

	5.	Servicing Fees.

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the
Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ING
Life or ING Institutional, as appropriate, a servicing fee based on the annual rate, as specified in Attachment A (attached), of the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with
Plans in each calendar quarter. The parties agree that all or a portion of such servicing fee may be derived from a Fund’s 12b-1 plan. Distributor will make such payments to
ING Life or ING Institutional within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a
Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to
ING Life or ING Institutional.

	6.	12b-1 Fees.

To compensate ING Financial for its distribution of Fund shares or administrative services related to Fund shares, Funds or Distributor shall make quarterly payments to ING Financial based on the annual rate, as specified in Attachment A
(attached), of the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a
Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to
Participant accounts in a Plan all or a portion of such 12b-1 or shareholder servicing fees, or to use 12b-1 or shareholder servicing fees it collects from Funds or Distributor to offset other fees payable by the Plan to ING Financial.

4.		The following is added as Section 13(d) to the Agreement:

(d) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

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(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Funds through the Account.

5.	The following replaces Section 16(d) of the Agreement:

(d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
Jacqueline Salamon
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

To Distributor/APLP:
Nuveen Investments, LLC
Attention: Kevin McCarthy
333 W. Wacker Drive, Suite 3300
Chicago, IL 60606
Fax: 312-917-7952

Any notice, demand or other communication given in a manner prescribed in this
Subsection (d) shall be deemed to have been delivered on receipt.

6.	The following paragraph is added under Section 16 “Miscellaneous” of the Agreement:

(i) Redemption Fees. ING represents that it does not have the operational capability to assess redemption fees imposed by the Funds on transactions in the Fund by
Plans or Participants, and therefore the parties agree that transactions in the Funds by
Plans or Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however, that upon Distributor’s written request, ING Life and ING Institutional will implement such redemption fees in a time frame and manner mutually acceptable to all parties.

7.	Section 8(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

(g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto, which consent shall not be unreasonably withheld; provided, however, that ING Financial, ING Life and ING Institutional may assign, without consent of Distributor, their respective rights, duties and responsibilities under this Agreement to any of their affiliates, and provided further that ING Financial may enter into subcontracts with other dealers for the solicitation of sales of shares of the
Funds without the consent of Distributor if such other dealers are bound to terms
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substantially similar to those in this Agreement, and that ING Financial, ING Life or
ING Institutional, as appropriate, shall be responsible and liable for the performance of such affiliates or other dealers; or

8.	Attachment A of the Agreement is hereby deleted and replaced by Attachment A attached hereto.

9.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

10.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND		NUVEEN INVESTMENTS, LLC
ANNUITY COMPANY
		By:	/s/ Kevin McCarthy
y:	/s/ Robert Garrey	Name:	Kevin McCarthy
Name:	Robert Garrey	Title:	Managing Director
Title:	Vice President

ING FINANCIAL ADVISERS, LLC

By:	/s/ David Kelsey
Name:	David Kelsey
Title:	COO/VP

ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ Michelle Sheiowitz, Attorney in Fact
Name:	Michelle Sheiowitz, Attorney in Fact
Title:	Vice President

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ATTACHMENT A
AVAILABLE FUNDS AND APPLICABLE FEE
Except as otherwise specified below, this Agreement applies to all Funds and shares of Funds that are offered by Distributor:
Effective December 1, 2010, for services rendered by ING under this Agreement with respect to all equity and taxable fixed-income Funds, ING shall receive the following fees:

Share Class	12b-1 Fee	Servicing Fee
I/Y Shares	%	%
A Shares	%	%
R3/R Shares	%	%

Effective January 1, 2011, for services rendered by ING under this Agreement with respect to all equity-
based index Funds, ING shall receive the following fees:

Share Class	12b-1 Fee	Servicing Fee
I/Y Shares	%	%
A Shares	%	%
R3/R Shares	%	%

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